IFF Completes Negotiations with French Works Council
Intends to Proceed with Sale of French Fruit Preparations Assets and
Closure of Dijon Manufacturing Facility

New York, N.Y. October 22, 2004… International Flavors & Fragrances Inc. (NYSE: IFF or “the Company”) announced today that it had completed required consultations with the Company’s French employee works council, and that following such consultations, had determined to proceed with the contemplated sale of its French fruit preparations assets to Frutarom Industries Ltd. (“Frutarom”), and with the closure of its Dijon manufacturing facility.

In May this year, IFF announced that it had entered into a letter of intent with Frutarom for the intended sale of its fruit preparations businesses in Switzerland and Germany. Concurrently, IFF announced its intention to initiate consultations with the Company’s French employee works council regarding the potential sale of the assets of it French fruit preparations business to Frutarom, and the potential closure of its manufacturing facilities in Dijon, France.

IFF had previously announced its intention to divest itself of the fruit preparations business, which manufactures processed fruit and other natural product preparations used in a wide variety of food products, including baked goods and dairy products. Sales of fruit preparations in 2003 approximated $90 million. IFF completed the sale of the German and Swiss businesses, comprising 70% of the total fruit preparations business, in August 2004.

The intended closure of the Dijon facility is the result of IFF’s ongoing review of its organization and processes for ways to optimize production. By consolidating its flavor and fragrance operations into its larger, more specialized sites, IFF can increase capacity utilization and further improve both productivity and customer service.

Richard A. Goldstein, IFF’s Chairman and Chief Executive Officer stated that, “The disposition of the fruit preparations businesses is consistent with our long-term strategy to focus on our core flavor and fragrance businesses so we can continue to respond to our customers’ needs in a very competitive marketplace. We are working closely with Frutarom to ensure a smooth transition for our fruit preparations customers and we are confident that they will be pleased with the service and products they will receive from Frutarom.”

Proceeds from the sale of the European fruit preparations business, in total, will approximate $40.0 million, including the assumption of certain liabilities. As a result of these actions, the Company expects to record $20.0 million ($12.7 million after tax or $.14 per share) of restructuring and other charges related to the disposition of the fruit preparations business, closure of Dijon and related actions in the third quarter 2004.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995
Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements, which may be identified by such words as “expect”, “anticipate”, “outlook”, “guidance”, “may” and similar forward-looking terminology, involve significant risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including economic, population health and political uncertainties; interest rates; the price and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the success of the Company’s hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments; and the fact that the outcome of litigation is highly uncertain and unpredictable and there can be no assurance that the triers of fact or law, at either the trial level or at any appellate level, will accept the factual assertions, factual defenses or legal positions of the Company or its factual or expert witnesses in any such litigation. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

About IFF
IFF is a leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products—from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 34 countries worldwide and annual sales exceeding $1.9 billion. For more information, please visit our Web site at www.iff.com.

Earnings Release and Conference call
The Company expects to disclose third quarter and year-to-date operating results in a press release to be issued Thursday, October 28, 2004. On October 28, there will be a conference call at 10:00 AM Eastern Time, at which time the Company will discuss operating results for the third quarter 2004. The dial in number for U.S.-based participants is 888-202-2422; for international participants, the number is 913-981-5592. The pass code for the call is 953954.

A replay of the conference call will be available from 1:00 PM Eastern Time beginning on Thursday, October 28, 2004 and ending at Midnight on Thursday, November 11, 2004. The dial in number for the replay for U.S.-based listeners is 888-203-1112; for international listeners, the number is 719-457-0820. The replay pass code will be 953954.

The call can also be monitored via the World Wide Web at www.iff.com. Real Network’s Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer. A replay of the conference call will be available on the Company’s website for twelve months.

Contact
Douglas J. Wetmore
Senior Vice President and
Chief Financial Officer
Phone:  212-708-7145

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